Exhibit 5.1
July 29, 2014

True Drinks Holdings, Inc.
18552 MacArthur Blvd., Suite 325
Irvine, California 92612

Ladies and Gentlemen:

We have acted as legal counsel to True Drinks Holdings, Inc., a Nevada corporation (the “Company”), in connection with the with the preparation and filing of a Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission (the “Commission”) on January 9, 2014 (File No. 333-193249), under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended, the “Registration Statement”) and a Registration Statement filed pursuant to 462(b) (the “462(b) Registration Statement”), relating to the proposed registration by the Company of 826,288 additional shares of the Company’s common stock, par value $0.001 per share (the “Shares”), for resale by those shareholders identified in the Registration Statement as Selling Stockholders, issuable as dividends on shares of Series B Convertible Preferred Stock (“Series B Preferred”) issued in a series of private placement transactions, first consummated on November 25, 2013 (the “Private Placements”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the 462(b) Registration Statement.

As the basis for the opinion hereinafter expressed, we have examined such statutes, Company corporate records and documents, certificates of Company and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinion set forth below.

In making our examination, we have assumed the legal capacity of all natural persons, that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.  We have also assumed the accuracy and completeness of all information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.  We have relied upon a certificate and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  In connection with the opinion hereinafter expressed, we have assumed that all of the Shares will be resold in the manner stated in the prospectus forming a part of the Registration Statement.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that the Shares, when issued by the Company in accordance with the terms and conditions of the Certificate of Designation, Preference, Rights and Limitations of the Series B Convertible Preferred Stock (the “Certificate of Designation”), will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement.  In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

The Disclosure Law Group

By:   /s/ Daniel W. Rumsey Esq.
        Daniel W. Rumsey, Esq.